Exhibit 99.1

         The Regence Group Adopts Reimbursement for PhotoMedex XTRAC(R)


    MONTGOMERYVILLE, Pa. and CARLSBAD, Calif., April 12 /PRNewswire-FirstCall/ -- PhotoMedex (Nasdaq: PHMD) today announced that The Regence Group, with nearly 3 million medical members and over 44,000 Blue Cross/Blue Shield providers has adopted a medical policy approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system.

    Jeff O'Donnell, PhotoMedex' CEO said, "We are pleased with the continued progress we are making on the insurance reimbursement front. We have always believed in the clinical superiority of the XTRAC(R). Regence's decision not only affirms that view, but further demonstrates that our XTRAC(R) therapy cost-effectively provides those outcomes."

    The Regence Group includes Blue Shield of Washington, Blue Cross Blue Shield of Oregon, Blue Cross Blue Shield of Utah, and Blue Shield of Idaho. The medical policy covering the XTRAC(R) can be found at http://www.regence.com/trgmedpol/medicine/med98.html.


    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.


    Some portions of this release, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein and in the conference call, the inclusion of such information in the release call should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward looking statements will be achieved.


    For further information, please contact: investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com



SOURCE  PhotoMedex, Inc.
    -0-                             04/12/2004
    /CONTACT: investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/
    /Web site:  http://www.photomedex.com/
    (PHMD)

CO:  Regence Group; PhotoMedex, Inc.
ST:  California
IN:  MTC HEA BIO
SU:  PDT